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                                                                  Exhibit (d)(3)

STRICTLY CONFIDENTIAL
---------------------

January 26, 2001

Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919

Attention:        Gary McArthur
                  Vice President, Corporate Development

Dear Mr. McArthur:

         In connection with the consideration by Harris Corporation ("Harris"; references to "you" or "your" being references to Harris) of a possible transaction involving Exigent International, Inc., and its affiliates (collectively the "Company") you have requested information concerning the Company. As a condition to your being furnished with such information, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company, or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) is not clearly labeled as "Evaluation Material", "confidential", "proprietary" or its equivalent at the time of delivery and which if disclosed orally is identified as "Evaluation Material" or "confidential", or "proprietary" or its equivalent at the time of disclosure and confirmed as such in writing within 20 days of disclosure, (ii) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (iii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iv) was within your possession prior to its being furnished to you by or on behalf of the Company, as evidenced by your prior internal documentation, provided that the source of such information was not known by you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (v) is independently developed by Harris or its Representatives without the benefit of the Evaluation Materials supplied hereunder. Any combination of information shall not be deemed to be within the foregoing exceptions because individual features of the information are in the public domain.

         You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and not used for any commercial purpose, and that such Evaluation Material will be kept confidential by you and your Representatives; provided, however, that
(a) such Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been informed by you of the confidential and proprietary nature of the Evaluation Material and advised of this agreement),
(b) any disclosure of such Evaluation Material may be made to which the Company consents in writing prior to disclosure, (c) any





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disclosure of Evaluation Materials may be made with the prior written consent of the Company; and (d) as otherwise permitted hereby. In any event, you shall be responsible for any breach of this agreement by any of your Representatives. You further agree that the Evaluation Material that is in written form shall not be copied or reproduced at any time without the prior written consent of the Company, except for distribution to your Representatives in accordance with and subject to the provisions of this agreement.

         The terms of confidentiality under this agreement shall not be construed to limit Harris' right to independently develop or acquire products without use of the Evaluation Material. The Company acknowledges that Harris may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Evaluation Materials. Accordingly, nothing in this agreement will be construed as a representation or agreement that Harris will not develop or have developed for its products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Evaluation Materials provided that Harris does not violate any of its obligations under this Agreement in connection with such development.

         In addition, without the prior written consent of the other party hereto, a party will not, and will direct its Representatives not to, disclose to any person (i) the existence of this agreement and that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

         In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will (unless prohibited by law or legal practice) provide the Company with prompt notice of any such request or requirement (written if practical) so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, after consultation with legal counsel to that effect, legally compelled to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material which you are legally compelled to disclose and at the expense of the Company will use commercially reasonable measures to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, unless such would subject you to censure or penalty, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. Nothing in this paragraph shall require you to undertake litigation on your behalf or on the behalf of the Company or to subject you to penalty or legal censure.

         You agree not to, and will cause your Representatives not to, initiate or maintain contact (except for those contacts made in the ordinary course of business) in connection with a potential acquisition transaction between you and the Company with any officer, director or employee of the Company or any other third party with whom the Company has a business relationship (including customers or suppliers) regarding the Company's business, operations, prospects or finances, except with the express written permission of the Company. Until the earlier of (i) the consummation of an acquisition by Harris and the Company,
(ii) the consummation of an acquisition between the Company and a third party, or (iii) ninety days from the date of this agreement, no person to whom Evaluation Material has been furnished or who is otherwise involved in the evaluation of a potential acquisition shall, without the Company's consent, directly or indirectly solicit for employment with the Government Communications Systems Division, any person introduced to you in the evaluation of a transaction. Notwithstanding the above, (i) nothing in



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this paragraph shall prevent Harris from placing a general solicitation advertisement or employing search firms or consultants provided they are not directed specifically at such key employees, and (ii) Harris shall not be deemed to have solicited any such key employee who initiates or solicits employment from Harris or who has ceased to be an employee of the Company prior to the commencement of employment discussions between Harris and such employee. It is understood that unless otherwise directed by the Company, CIBC World Markets Corp., in its capacity as financial advisor to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to CIBC World Markets Corp.

         In consideration of your being furnished the Evaluation Materials and in view of the fact that the Evaluation Materials consist and will consist of confidential, non-public and proprietary information, you agree that for a period of one (1) year from the date of this agreement, that, without the prior written consent of the Company, neither you nor any of your controlled affiliates as defined in Rule 12b under the Securities Act of 1934, as amended will, directly or indirectly, alone or in concert with others unless specifically requested to do so in advance or consented to in writing by the Company; (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets, except in the ordinary course of business, of the Company or any subsidiary or rights or options to acquire the same; (ii) make, or in any way participate in any "solicitation" of "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support any stockholder proposal with respect to the Company; (iv) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (v) seek or propose to influence or control the Company's management, board of directors, policies or affairs, except in the ordinary course of a commercial business transaction; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing, (viii) take any action that, in the sole judgement of the Company, may require the Company to make a public announcement concerning any of the foregoing, except in the ordinary course of business, or (ix) encourage any of the foregoing. Nothing herein shall prevent Harris from purchasing shares of the Company in an amount not to exceed 5%.

         You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or CIBC World Markets Corp. You agree that, except as set forth in a definitive agreement, none of the Company, CIBC World Markets Corp. or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives by virtue of this agreement. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

         All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction that is the subject of this letter promptly after being so requested by the Company, you shall return or destroy all documents thereof furnished to you by the Company in writing. Except to the extent a party is advised by counsel such



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destruction is prohibited by law, you will also return to Company or destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be verified by you in writing by one of your duly authorized officers.

         The parties agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that either party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a transaction between the Company and you, to terminate discussions and negotiations with the other party or its Representatives at any time and to conduct any process for a transaction involving the Company as it may determine.

         It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the Company may be entitled to specific performance and to seek injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that (i) you or your Representatives have breached this agreement, then you shall reimburse the Company for its reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom, or (ii) the Company has breached this agreement, then the Company shall reimburse you for your reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom. If a party is successful in litigation and determined not to be in breach of the terms hereof it shall be entitled to recoup reasonable legal fees and expenses incurred in connection with such litigation.

         This agreement shall be governed and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. You agree, on behalf of yourself and your Representatives, to submit to the jurisdiction of any court of competent jurisdiction located in the state of Florida to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

         Your obligations under this agreement shall automatically expire two
(2) years from the date hereof, except as otherwise explicitly stated above.


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         This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This letter agreement may not be amended or modified except by a written instrument executed by Harris and the Company. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

CIBC WORLD MARKETS CORP.

On behalf of
Exigent International, Inc.


By: /s/ Chuck Samkoff
    -------------------------------------
    Chuck Samkoff
    Executive Director

Accepted and agreed as of the date first written above:

HARRIS CORPORATION


By: /s/ Gary McArthur
    -------------------------------------
    Gary McArthur
    Vice President, Corporate Development